Exhibit 2.1

DESCRIPTION OF CHINA NATURAL RESOURCES, INC.’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

References in this exhibit to “we,” “us,” “our,” or the “Company” are to China Natural Resources, Inc., and do not include our subsidiaries.

As of June 12, 2020, the only security registered by us under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is our common shares, no par value.

The following descriptions of our common shares and the relevant provisions of our Amended and Restated Memorandum of Association (“Memorandum”) and our Articles of Association (“Articles of Association”) are summaries and are qualified by reference to our Memorandum and Articles of Association that are filed as exhibits to the Annual Report on Form 20-F to which this is filed as an exhibit. The following also summarizes certain applicable provisions of the BVI Business Companies Act, as amended (the “BVI Act”) of the British Virgin Islands (“BVI”), and that summary is qualified by reference to the BVI Act. Under our Memorandum and Articles of Association and under the BVI Act, the term for holders of our equity securities is “members,” but we use the term “shareholders” herein for the convenience of readers.

General

We are currently authorized to issue up to 210,000,000 shares, divided into two classes consisting of (a) 200,000,000 common shares, without par value (“common shares”), and (b) 10,000,000 preferred shares, without par value (“preferred shares”). Our shares may only be issued as registered shares. BVI law and our Memorandum and Articles of Association impose no limitations on the right of non-resident or foreign owners to hold or vote our common shares.

Common shares

Dividend Rights

Subject to the dividend rights of the holders of preferred shares, if any, holders of common shares participate in dividends on a proportionate basis, as may be declared by our board of directors.  Our board of directors may authorize a distribution by our Company if they are satisfied, on reasonable grounds, that immediately after the distribution (i) the value of our Company's assets will exceed our liabilities, and (ii) our Company will be able to pay our debts as they fall due.

Liquidation Rights

Upon liquidation, dissolution or winding up of our Company, after payments due to creditors and holders of our outstanding preferred shares, if any, our remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common shares.

Voting Rights

Each common share has one vote. Resolutions of our shareholders voted upon at any meeting of our shareholders may be passed by the affirmative vote of (i) a simple majority of the votes of shares entitled to vote thereon which are present at the meeting and which are voted and not abstained, or (ii) a simple majority of the votes of each class or series of shares which are present at the meeting and entitled to vote thereon as a class or series and which are voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which are present at the meeting and which are voted and not abstained. Holders of our shares do not have cumulative voting rights. This means that the holders of a majority of the votes which are cast at any shareholder meeting can pass a resolution of shareholders, including a resolution to appoint directors. In that event, the holders of the remaining shares will not be able to appoint any directors. Our Memorandum and Articles of Association provide that, except in limited circumstances, one or more shareholders present in person or by proxy entitled to exercise at least 50% of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon, and the same proportion of the votes of the remaining shares entitled to vote thereon, constitute a quorum to transact business at a meeting of shareholders. Any action that may be taken by our shareholders at a meeting of shareholders may also be taken by a resolution of shareholders consented to in writing, provided that such written resolution is consented to by (i) an absolute majority of the votes of shares entitled to vote thereon, or (ii) an absolute majority of the votes of each class or series of shares entitled to vote thereon as a class or series and of an absolute majority of the votes of the remaining shares entitled to vote thereon.

Redemption Rights

Shares may be issued on the terms that they are redeemable or, at the option of our Company, liable to be redeemed, on such terms and in such manner as our directors before or at the time of the issue of such shares may determine. Our Company may purchase, redeem or otherwise acquire any of our own shares for such consideration as our directors consider fit, in such manner as may be determined by our directors (and subject to the written consent of all the shareholders whose shares are to be purchased, redeemed or otherwise acquired), and such shares may, at the direction of our directors, be cancelled or held as treasury shares; provided, however, that our Company may not purchase, redeem or acquire any of our shares unless, immediately following the purchase, redemption or acquisition (a) the value of our Company’s assets exceeds our liabilities and (b) our Company is able to pay our debts as they fall due.

Preemptive Rights

Our common shares have no preemptive, subscription or conversion rights.

Listing

Our common shares are listed on the NASDAQ Capital Market under the symbol “CHNR.”

Transfer Agent and Registrar

The transfer agent for our common shares is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas NV 89119.

Certain Anti-Takeover Effects

General.   There are no provisions of our Memorandum and Articles of Association that would have an effect of delaying, deferring or preventing a change in our control and that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, certain provisions of our Memorandum and Articles of Association and the BVI Act could have the effect of delaying, deferring or preventing an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our shareholders.

Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future.

Staggered board of directors. The BVI Act does not contain statutory provisions that prohibit staggered board arrangements for a BVI company and our Memorandum and Articles of Association provide for a staggered board, with three classes of directors each holding three year terms.

Blank Check Preferred. Under our Memorandum and Articles of Association, our board of directors is able to issue preferred shares with such designations, powers, preferences and rights, qualifications, limitations and restrictions as shall be fixed by our directors at the time of issuance, without the prior approval of our shareholders.

Special Meetings. If our shareholders want us to hold a meeting of our shareholders, they may requisition the directors to hold one upon the written request of shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested. Under the BVI Act, we may not increase the required percentage to call a meeting above 30%.

Subject to our Memorandum and Articles of Association, a meeting of shareholders of the Company will be called by not less than seven days’ written notice. However, the inadvertent failure of the convener or conveners of a meeting of shareholders to give notice of the meeting to a shareholder, or the fact that a shareholder has not received the notice, does not invalidate the meeting.

A meeting may be called by shorter notice than that mentioned above, and under our Articles of Association such meeting will be valid, if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall be deemed to constitute a waiver on the part of that shareholder in relation to all the shares which that shareholder holds (unless such shareholder objects in writing before the meeting proceeds to business).

Mergers and similar arrangements. Under the BVI Act, two or more companies may merge or consolidate in accordance with the relevant statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the consolidating of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation specifying certain required information, which written plan of merger or consolidation must be authorized by a resolution of our shareholders (which resolution may be passed either at a duly convened and constituted meeting of our shareholders by the affirmative vote of a simple majority of the votes of those shareholders who vote at the meeting, or by a written resolution consented to by shareholders who hold an absolute majority of votes of shares entitled to vote thereon).

The plan of merger or consolidation must also be authorized by a resolution of the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if our Memorandum or our Articles so provide, or if the plan of merger or consolidation contains any provision which, if proposed as an amendment to our Memorandum and Articles of Association, would entitle the class to vote on the proposed amendment as a class. As currently drafted, our Memorandum and Articles of Association do not contain provisions which grant such rights to any class of our shareholders.  In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Key Differences in Corporate Laws

The applicable provisions of BVI corporate law differ from corporate laws generally applicable in the United States in certain material respects. Set forth below is a summary of certain differences between the provisions of BVI law applicable to us and corporate laws generally in effect in the United States. Moreover, corporate laws among the various states in the United States may be different from each other and, therefore, BVI law may be similar to certain state corporate laws but different from others. This summary is not intended to be a complete discussion of these differences and is qualified in its entirety by reference to the actual laws in effect under United States and BVI laws.

Fiduciary Duties and Shareholder Litigation. Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders under most jurisdictions in the United States.

The BVI Act sets out the fiduciary duties of directors by stating that “a director of a company, in exercising his or her powers and performing his or her duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the company.” This statutory provision essentially imports the appropriate principles of English common law (prior to the enactment of the Companies Act 2006 of the United Kingdom), which have been substantially confirmed by decisions of the courts of the BVI.

In practical terms, these fiduciary duties translate into the following:

(a)	Bona Fides: The directors must act bona fide in what they consider is in the best interests of the company.
(b)	Proper Purpose: The directors must exercise the powers that are vested in them for the purpose for which they were conferred and not for a collateral purpose.
(c)	Unfettered Discretion: Since the powers of the directors are to be exercised by them in trust for the company, they should not improperly fetter the exercise of future discretion.
(d)

Conflict of Duty and Interest: Directors must not place themselves in a position in which there is a conflict between their duty to the Company and their personal interests. This means that, strictly speaking, a director should not participate in a decision in circumstances where he has a potential conflict. That is, he should declare his interest and abstain. The BVI Act provides that a director “shall, forthwith after becoming aware of the fact that he or she is interested in a transaction entered into or to be entered into by the company, disclose the interest to the board of the company.” Our Memorandum and Articles of Association allow our directors who are interested in a particular transaction to vote on matters relating to the transaction, attend meetings of directors at which matters relating to the transaction are considered and be included for the purposes of determining the quorum, sign documents on behalf of our Company, and do any other thing in his or her capacity as a director, which relates to the transaction.

In addition to the above fiduciary duties, each director also owes a duty of care, diligence and skill to the company. In exercising powers or performing duties as a director, each director is required to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account, without limitation, the nature of the company, the nature of the decision, and the position of the director and the nature of the responsibilities undertaken by him or her.

The duties of a director are owed to the company and not to individual shareholders. In the ordinary course, the “interest of the company” may be equated to the interests of the company's shareholders. Once, however, a company is insolvent or is “doubtfully solvent” the directors must, when discharging their duties, consider the creditors' interests.

Under BVI law, our shareholders do not owe any fiduciary duties to our Company or to our minority shareholders. Accordingly, our shareholders may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints.

In principle, our Company will normally be the proper plaintiff to sue for a breach of duty or any other wrong done to us as a company. However, under the BVI Act, a member may bring a derivative action in the name of the company in certain circumstances. A BVI court may, on the application of a shareholder of a company, grant leave to that shareholder to (a) bring proceedings in the name and on behalf of that company, or (b) intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave, a BVI court must take the following matters into account:

(a)	whether the member is acting in good faith;
(b)	whether the derivative action is in the interests of the company taking account of the views of the company's directors on commercial matters;

(c)	whether the proceedings are likely to succeed;
(d)	the costs of the proceedings in relation to the relief likely to be obtained; and
(e)	whether an alternative remedy to the derivative claim is available.

While BVI law does permit a shareholder of a BVI company to bring a derivative action in the name of the company, that is, in the name of, and for the benefit of, our Company, and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States.

Powers of Directors. Our directors have the power to take certain actions without shareholder approval, including the powers to amend our Memorandum or Articles of Association (except that our directors cannot make any such amendment (a) to restrict the rights or powers of our members to amend the Memorandum or the Articles, (b) to change the percentage of our members required to pass a resolution to amend our Memorandum or the Articles of Association, or (c) in circumstances where the Memorandum or the Articles of Association cannot be amended by our members), and to increase or decrease the maximum number of shares that we are authorized to issue, which would require shareholder approval under the laws of most jurisdictions in the United States. In addition, the directors of a BVI company, subject in certain cases to court approval but without shareholder approval, may, among other things, implement a reorganization (other than statutory mergers or consolidations, and schemes of arrangement, all of which require shareholder authorization), the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the company, or any combination, if they determine it is in the best interests of the company. In most jurisdictions in the United States, shareholder approval is required in order to amend most provisions of the certificate or articles of incorporation. Our ability to amend our Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common shares at a premium over then current market prices. However, our directors must exercise the powers that are vested in them for the purpose for which they were conferred and not for a collateral purpose.

Liability of Directors. In most jurisdictions in the United States, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.

Under BVI law, the liability of a director to the BVI company is primarily limited to cases where the director has acted in breach of his fiduciary duties (such as not acting honestly and in good faith and with a view to the best interests of the company) or his duties of care, skill and diligence, or has not exercised his powers for a proper purpose. Under our Memorandum and Articles of Association, we shall indemnify all or our directors and officers, together with every former director and former officer, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No director or officer shall be liable to our Company for any loss or damage incurred by us as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such director or officer.

Qualifications of Directors. Unlike most corporate laws in the United States, directors of a BVI company may be companies. Moreover, any director of a BVI company may (subject to the company's memorandum and articles of association) appoint a person (who may or may not be another director) to be his alternate to exercise the appointing director’s powers, and to carry out the appointing director’s responsibilities, in relation to the taking of decisions by the directors in the absence of the appointing director (including to attend meetings and vote in the place and stead of the appointing director). An alternate director has the same rights as the appointing director in relation to any directors' meeting and any written resolution circulated for written consent. Any exercise by the alternate director of the appointing director's powers in relation to the taking of decisions by the directors, is as effective as if the powers were exercised by the appointing director. An alternate director is liable for his or her own acts and omissions as an alternate director and an alternate director is subject to the same fiduciary duties and the same duties of care, diligence and skill as other directors, when acting as such.

Control Share Statutes and Changes in Control. Certain states in the United States have adopted corporate laws that limit the ability of a significant shareholder of a corporation to vote its shares in favor of approving transactions in which the significant shareholder has an interest. Some states also limit transactions between a corporation and a significant shareholder. In general, BVI law does not impose similar restrictions on interested or affiliated party transactions.

Amendment of Organizational Documents. The ability of the board of directors to amend our Memorandum and Articles of Association without shareholder approval, as well as the exercise of its power to designate the rights and preferences of preferred shares, could operate to delay, defer or prevent a change in control of our Company, including with respect to a merger, acquisition or corporate restructuring. In most jurisdictions in the United States, shareholder approval is required in order to amend most provisions of the certificate or articles of incorporation.